EXHIBIT 10.7

                            North American Geophysical
                               29 Retirement Road
                                 Nassau, Bahamas

                      AMENDMENT TO AGREEMENT DATED APRIL 15, 1998


On April 15, 1998 North American Geophysical, Inc. ("North American") and Redbank Petroleum, Inc. ("Redbank") entered into a contract (the "Contract"). Both parties have agreed with the execution of this amendment to modify, amend and clarify the original Contract to grant Redbank, its successors, assigns and/or any subsidiary it owns or may own, a non-exclusive, worldwide, perpetual, royalty free license and the right to use any and all technology (the "Technology") developed under the Contract. North American agrees to provide training to Redbank and/or its assigns to use the technology in the field as may be required by Redbank and/or its assigns. The Technology was developed by North American who by this amendment and the original Contract retains the ownership to the Technology and the rights to continue developing said Technology. North American agrees to grant Redbank and/or its assigns the right to use any and all future developments to the Technology in exchange for payments North American deems necessary, if any, for such development.
Any charges billed by North American will be reasonable and customary for the time and expenses required for such development.

North American further agrees to process any and all data Redbank and/or its assigns may gather while using the Technology for a reasonable fee that in no case will exceed fees charged by North American for the same or similar work to its other customers. In addition, North American agrees that should it cease processing the data for any reason or sell either the Technology, company or the rights to the Technology, whether by merger or license to another party or any other form of sale, it will provide any and all software necessary to process the data to Redbank and/or its assigns along with the documentation and techniques required for Redbank and/or its assigns to process the data themselves.


Accepted:                                  Accepted:




/s/ M.W. Taylor                         /s/ Brent A. Wagman
_______________________  March 1, 1999  _____________________  March 1, 1999
M.W. Taylor, Director                   Brent Wagman, President
North American Geophysical, Inc.        Redbank Petroleum, Inc.